Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS FIRST QUARTER RESULTS

ATLANTA, April 21, 2005 – EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its first quarter ending March 31, 2005.  Highlights for the quarter include:

•                  94,000 net broadband and 109,000 net PeoplePC subscriber additions

•                  Net income of $33.3 million, or $0.22 per share, for the first quarter of 2005 compared to a loss of ($11.8) million, or ($0.07) per share, for the first quarter of 2004

•                  Net earnings before facility exit costs (a non-GAAP measure) of $34.0 million, or $0.23 per share, for the first quarter of 2005, compared to $18.4 million, or $0.11 per share, for the first quarter of 2004

•                  Operating income of $36.8 million for the first quarter of 2005, an improvement from an operating loss of $(12.8) million for the first quarter of 2004

•                  Earnings before interest income and expense, income taxes, depreciation and amortization and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $50.8 million for the first quarter of 2005, compared to $42.7 million for the first quarter of 2004

•                  Free cash flow (a non-GAAP measure) of $34.6 million for the first quarter of 2005 compared to $37.2 million for the first quarter of 2004

“Our first quarter financial highlights are consistent with trends we have been experiencing over the past year,” said Garry Betty, EarthLink’s president and chief executive officer.  “With virtually no debt and strong free cash flow, EarthLink remains highly profitable as we continue to grow our high-speed and value dial-up services.

“Of particular note, this quarter’s broadband subscriber growth was the strongest in the past four quarters, and following solid first quarter subscriber growth, PeoplePC reached the one million subscriber mark in April, making us the nation’s fastest growing value dial-up provider.  We also completed the formation of our joint venture with SK Telecom during the first quarter, SK-EarthLink, which we believe is poised to become a leader in reshaping the U.S. mobile communications market.”

First Quarter Financial Results

Subscribers

For the quarter, EarthLink added 94,000 net broadband subscribers and 109,000 net PeoplePC Online subscribers.  Web hosting accounts declined by 4,000, and our net premium narrowband subscriber base declined by 186,000, excluding the 27,000 wireless subscribers transferred to SK-EarthLink, which were previously included in our premium narrowband customer base.  Overall, EarthLink added 13,000 net subscribers in the first quarter, excluding the subscribers transferred to SK-EarthLink.

 EarthLink ended the quarter with 5.4 million total subscribers, a 1.3 percent increase from the first quarter of 2004.   EarthLink ended the quarter with 1.5 million broadband customers, an increase of 25.8 percent from a year ago, and 3.8 million total narrowband subscribers, a decrease of 5.3 percent from the first quarter of 2004.  Total narrowband subscribers include 985,000 PeoplePC Online subscribers, an 88.3 percent increase from the first quarter of 2004, and 2.8 million premium narrowband subscribers, a 19.4 percent decrease from the first quarter of 2004.

Overall, average monthly churn was 4.7 percent during the first quarter of 2005, consistent with the last six months of 2004, but it was an increase from the 4.5 percent rate in last year’s first quarter.

Revenues and Gross Margins Before Sales Incentives

Broadband revenues were $109.0 million, an increase of 6.3 percent over the prior year quarter, driven by the growth in broadband subscribers.  Web hosting, advertising and other value-added services revenues were $25.0 million, an increase of 14.2 percent compared to the prior year quarter, driven primarily by increased search-related advertising revenues and ancillary services revenues.  Narrowband revenues were $200.7 million, a decrease of 11.6 percent from the prior year quarter. The decline in narrowband revenues was largely due to the shift in the mix of our narrowband customer base from premium narrowband subscribers to PeoplePC Online subscribers.  For the quarter, total revenues were $334.7 million, a 4.8 percent decrease from the first quarter of 2004.

Gross margins before sales incentives (a non-GAAP measure) rose to $238.7 million, an increase of 1.5 percent from the first quarter of 2004.  Gross margins before sales incentives continued to expand and were 71.3 percent of total revenues during the first quarter of 2005, a 440 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber.

Profitability

EarthLink’s adjusted EBITDA improved 18.9 percent to $50.8 million, representing 15.2 percent of total revenues, compared to $42.7 million, or 12.1 percent of total revenues in the first quarter of 2004.  The $8.1 million and 310 basis point improvement in adjusted EBITDA reflects an increase in gross margins before sales incentives and continuing operational efficiencies primarily related to the contact center restructuring completed in the first quarter of 2004.

Net income for the quarter was $33.3 million, or $0.22 per share, compared to a net loss of ($11.8) million, or ($0.07) per share, in the prior year quarter.  The improvement in net income is attributable to the following:

•                  $30.2 million of facility exit costs incurred in the first quarter of 2004,

•                  an $8.1 million increase in adjusted EBITDA (noted above),

•                  a $7.7 million decrease in depreciation due primarily to declines in capital expenditures over the past three years and disposed assets as a result of the contact center restructuring,

•                  and a $4.2 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized,

•                  partially offset by a $5.2 million increase in income tax expense.

Balance Sheet and Cash Flow

In the first quarter of 2005, EarthLink generated $34.6 million in free cash flow, a 7.1 percent decrease from the first quarter of 2004.  The decrease in free cash flow from the first quarter of 2004 is primarily attributable to a $7.7 million increase in capital expenditures and a $3.0 million increase in cash used for subscriber acquisitions.

During the first quarter of 2005, EarthLink repurchased approximately 6.9 million shares of its common stock for $62.8 million in accordance with its share repurchase program. EarthLink has $110.7 million remaining under the program as of March 31, 2005.   Additionally, EarthLink contributed $43 million in cash to SK-EarthLink, our joint-venture with SK Telecom (NYSE: SKM), on March 24, 2005 when the two companies completed the formation of the new wireless entity.

EarthLink’s cash and marketable securities were $442.6 million as of March 31, 2005, representing an $88.4 million decrease from December 31, 2004.

Non-GAAP Measures

Gross margins before sales incentives, adjusted EBITDA, net earnings (loss) before facility exit costs, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

SK-EarthLink

On March 24, 2005, EarthLink and SK Telecom, Korea’s leading mobile communications company, completed the formation of SK-EarthLink, a joint venture to market wireless voice and data services in the U.S.  It is expected that SK-EarthLink (www.SK-EarthLink.com) will be capitalized with $440 million of partner investments over the next three years.  The joint-venture is a non-facilities-based nationwide mobile virtual network operator (MVNO). SK-EarthLink expects to enter a previously under-served, but rapidly growing wireless data, entertainment, and voice market.  SK-EarthLink will leverage SK Telecom’s expertise in developing and implementing 3G technology and other cutting-edge applications and EarthLink’s established sales channels, Wi-Fi experience, network data centers and billing capabilities.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

In the second quarter of 2005, EarthLink expects to add 50,000 to 75,000 net subscribers by increasing our broadband and value narrowband offerings, coupled with the expected completion of the acquisition of the dial-up subscriber base of Hawk Communications, an ISP based in Atlanta, Georgia.

Revenues for the quarter are expected to be $325 to $330 million.  The revenue estimate reflects the impact of the transfer of EarthLink’s wireless subscribers to SK-EarthLink.  For the first quarter of 2005, EarthLink’s wireless subscribers generated approximately $4.0 million in revenues.  Due to expected decreases in sales and marketing expenditures and reductions in operating expenses in the second quarter, adjusted EBITDA is expected to be in the range of $55 to $60 million.  Net income is expected to be in the range of $34 to $39 million, including an expected equity method loss of $5 million attributable to EarthLink recording its proportionate share of the losses of the joint venture.

For the full year 2005, EarthLink is updating its previously issued guidance with respect to adjusted EBITDA and net income.  As a result of the recent announcement by the Securities and Exchange Commission on April 14, 2005 delaying the adoption of FAS 123(R), EarthLink now expects to begin expensing the value of stock options in 2006.  As such, EarthLink now expects 2005 adjusted EBITDA to be $189 to $209 million and net income of $115 to $155 million, an increase of $9 million compared to previously issued guidance. EarthLink reaffirms its previously issued guidance of 200,000 to 250,000 net subscriber additions and revenue guidance of $1.3 to $1.34 billion for 2005.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on April 21, 2005 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome

A taped replay will be available beginning at 11:30 a.m. EDT on April 21, 2005 through midnight on April 28, 2005 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 4977679.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives

About EarthLink

“EarthLink. We revolve around youTM.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2004 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed and dial up Internet Service Providers.  Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions, and customizable features. Whether it’s dial-up, high-speed, web hosting, wireless voice and data services, or “EarthLink Extras” like home networking, security or voice over IP, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and wireline communications services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price, or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as we anticipate; (6) that the continued of our narrowband revenues may adversely affect us; (7) that we may experience significant fluctuations in our operating results and rate of growth and we may not be able to sustain profitability; (8) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (9) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market; (10) that service interruptions or impediments could harm our business; (11) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (12) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (13) that government regulations could force us to change our business practices; (14) that we may not realize the benefits we are seeking from the SK-EarthLink joint venture transaction or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (15) that our third-party providers for technical and customer support may be unable to provide these services on an economical basis or at all; (16) that if we are unable to successfully defend against legal actions, we could face substantial liabilities; (17) that we may be unable to continually develop effective business systems, processes and personnel to support our business; (18) that declining levels of economic activity or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (19) that we may be unable to hire and retain qualified personnel, including our key executive officers; (20) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; (21) that our stock price has been volatile historically and may continue to be volatile; and (22) that some other unforeseen difficulties may occur.. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended March 31,
	2004	2005
	(dollars in thousands, except per share data )
Statement of Operations Data
Revenues:
Narrowband access	$227,121	$200,746
Broadband access	102,536	108,972
Web hosting	12,627	10,837
Advertising and other value-added services	9,279	14,185
Total revenues	351,563	334,740

Operating costs and expenses:
Telecommunications service and equipment costs	116,435	96,022
Sales incentives	1,662	2,472
Total cost of revenues	118,097	98,494

Sales and marketing	103,020	104,934
Operations and customer support	75,305	61,474
General and administrative	29,899	28,807
Acquisition-related amortization	7,839	3,604
Facility exit costs (1)	30,232	627
Total operating costs and expenses	364,392	297,940

Income (loss) from operations	(12,829)	36,800
Loss on investments in other companies	—	(915)
Net losses of equity affiliate	—	(257)
Interest income and other, net	1,035	2,875
Income (loss) before income taxes	(11,794)	38,503
Provision for income taxes (2)	—	5,156
Net income (loss)	$(11,794)	$33,347

Basic net income (loss) per share	$(0.07)	$0.23
Diluted net income (loss) per share	$(0.07)	$0.22
Basic weighted average common shares outstanding	158,325	146,594
Diluted weighted average common shares outstanding	158,325	149,425

Other Financial Data

Net Earnings Before Facility Exit Costs (a non-GAAP measure) (3):
Net income (loss)	$(11,794)	$33,347
Facility exit costs (1)	30,232	627
Net earnings before facility exit costs (3)	$18,438	$33,974

Diluted earnings per share before facility exit costs (3)	$0.11	$0.23

Weighted average common shares outstanding used to compute diluted earnings per share before facility exit costs	161,752	149,425

Earnings Before Interest, Income Taxes, Depreciation and Amortization and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income (loss) to EBITDA before facility exit costs (Adjusted EBITDA) (3):
Net income (loss)	$(11,794)	$33,347
Provision for income taxes (2)	—	5,156
Depreciation and amortization	25,274	13,335
Loss on investments in other companies	—	915
Net losses of equity affiliate	—	257
Interest income and other, net	(1,035)	(2,875)
Facility exit costs (1)	30,232	627
EBITDA before facility exit costs (Adjusted EBITDA) (3)	$42,677	$50,762

Depreciation and amortization:
Depreciation - cost of revenues	$7,694	$5,175
Depreciation - other	9,741	4,556
Acquisition-related amortization	7,839	3,604
Depreciation and amortization	$25,274	$13,335

Gross Margins Before Sales Incentives (a non-GAAP measure) (3):
Total revenues	$351,563	$334,740

Total cost of revenues	118,097	98,494
Sales incentives	(1,662)	(2,472)
Telecommunications service and equipment costs	116,435	96,022

Gross margins before sales incentives (3)	$235,128	$238,718

Gross margins before sales incentives as a percentage of total revenues	67%	71%

Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income (loss) from operations to free cash flow (3):
Income (loss) from operations	$(12,829)	$36,800
Facility exit costs (1)	30,232	627
Depreciation and amortization	25,274	13,335
Purchases of property and equipment	(4,162)	(11,831)
Purchase of subscriber bases	(1,281)	(4,325)
Free cash flow (3)	$37,234	$34,606

Other Data

	March 31, 2004	December 31, 2004	March 31, 2005
Key Operating Data:
Narrowband subscribers	3,987,000	3,880,000	3,776,000
Broadband subscribers	1,159,000	1,364,000	1,458,000
Web hosting accounts	158,000	144,000	140,000
Total subscriber count at end of period	5,304,000	5,388,000	5,374,000

Number of employees at end of period (4)	2,089	2,067	2,003

	March 31, 2004	December 31, 2004	March 31, 2005
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$492,938	$530,970	$442,555
Stockholders’ equity	513,481	547,607	519,478

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months Ending June 30, 2005	Year Ending December 31, 2005
	(in millions)
Reconciliation of Net Income to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (3):
Net income	$34 - $39	$115 - $155
Provision for income taxes	4	13
Depreciation	10	40
Acquisition-related amortization	4	13
Interest income and other, net	(2)	(12)
Net losses of equity affiliate	5	0 - 20
EBITDA before facility exit costs (Adjusted EBITDA) (3)	$55 - $60	$189 - $209

Footnotes

1.                                       During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended March 31, 2005, EarthLink increased its estimates for real estate commitments associated with the 2004 contact center plan by $0.6 million based on events occurring during the quarter.

2.                                       The provision for income taxes during the three months ended March 31, 2005 consisted of $1.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes also includes a non-cash, deferred tax provision of $3.8 million associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

1

3.                                       Net earnings before facility exit costs, including the related diluted per share amounts, earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and facility exit costs (Adjusted EBITDA), and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition- related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with U.S. generally accepted accounting principles. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles and may differ materially from comparable information provided by other companies.

4.                                       Represents full-time equivalents.